Exhibit 99.1

Capital City Purchases Eight First Union Offices

TALLAHASSEE, FL - Capital City Bank, a subsidiary of Capital City Bank Group, Inc. (Nasdaq:CCBG) has announced the signing of an agreement to purchase eight offices from First Union National Bank.

The offices involved serve the Florida communities of Chipley, Sunny Hills, Port St. Joe, Keystone Heights, Starke (two offices), and Palatka (two offices). Under the terms of this agreement, Capital City will purchase the office facilities and assume $218 million in deposits. First Union will retain loans now serviced centrally by the bank. Deposits will continue to be insured by the FDIC and all eight offices will continue to serve existing and new customers in their respective communities. All associates will remain in their current positions and join Capital City at the closing scheduled, subject to regulatory approval, to occur in the fourth quarter of 1998. Financial terms of the agreement were not disclosed.

William G. Smith, Jr., President and CEO of Capital City Bank Group added, "This major franchise expansion advances the Company's strategic plan which calls for growth in North and Central Florida. Capital City is excited about the opportunity to introduce its style of community banking with local decision makers to Washington, Gulf, Bradford, Clay, and Putnam counties. We expect this transaction to increase earnings per share in 1999."

Founded in 1895, Capital City is headquartered in Tallahassee, Florida. Capital City Bank has over $1.0 billion in assets and, following the completion of this purchase, will expand to 44 banking offices, 42 ATMs, and 9 Bank `N Shop locations in 17 Florida counties.